Exhibit 99.3
                                 ------------

                     FINANCIAL GUARANTY INSURANCE COMPANY

                             Financial Statements

                          December 31, 2002 and 2001

                  (With Independent Auditors' Report Thereon)

                     FINANCIAL GUARANTY INSURANCE COMPANY



                               Table of Contents



                                                                        Page

Independent Auditors' Report                                               1

Balance Sheets                                                             2

Statements of Income                                                       3

Statements of Stockholder's Equity                                         4

Statements of Cash Flows                                                   5

Notes to Financial Statements                                              6

                         Independent Auditors' Report



The Board of Directors and Stockholder
Financial Guaranty Insurance Company:


We have audited the accompanying balance sheets of Financial Guaranty Insurance Company as of December 31, 2002 and 2001, and the related statements of income, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Financial Guaranty Insurance Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.






/s/ KPMG LLP






New York, New York
February 14, 2003

                                          FINANCIAL GUARANTY INSURANCE COMPANY

                                                     Balance Sheets

                                               December 31, 2002 and 2001

                                    (Dollars in thousands, except per share amounts)



                                Assets                                            2002                   2001
                                                                           --------------------   --------------------

Fixed maturity securities, at fair value (amortized cost of
    $2,714,016 in 2002 and $2,339,319 in 2001)                          $         2,795,382              2,317,022
Preferred stock, at fair value (cost of $30,598 in 2002 and 2001)                    30,090                 29,888
Short-term investments, at cost, which approximates fair value                       43,144                255,271
Cash                                                                                  7,260                    281
Accrued investment income                                                            33,077                 34,262
Receivable for securities sold                                                          991                     --
Reinsurance recoverable                                                               8,371                  9,640
Prepaid reinsurance premiums                                                        129,958                130,298
Deferred policy acquisition costs                                                    71,350                 71,700
Property and equipment, net of accumulated depreciation ($8,266
    in 2002 and $8,213 in 2001)                                                         375                    428
Prepaid expenses and other assets                                                     7,799                  9,383
                                                                           --------------------   --------------------

              Total assets                                              $         3,127,797              2,858,173
                                                                           ====================   ====================
                 Liabilities and Stockholder's Equity
Liabilities:
    Unearned premiums                                                   $           683,532                612,791
    Loss and loss adjustment expenses                                                47,868                 48,855
    Ceded reinsurance balances payable                                                2,239                  1,928
    Accounts payable and accrued expenses                                            11,858                 18,037
    Payable for securities purchased                                                  5,333                 14,667
    Current Federal income taxes payable                                             97,477                 87,729
    Deferred Federal income tax liability                                            90,595                 67,288
                                                                           --------------------   --------------------

              Total liabilities                                                     938,902                851,295
                                                                           --------------------   --------------------
Stockholder's equity:
    Common stock, par value $1,500 per share; 10,000 shares
      authorized, issued and outstanding                                             15,000                 15,000
    Additional paid-in capital                                                      383,511                383,511
    Accumulated other comprehensive income (loss), net of tax                        49,499                (14,932)
    Retained earnings                                                             1,740,885              1,623,299
                                                                           --------------------   --------------------

              Total stockholder's equity                                          2,188,895              2,006,878
                                                                           --------------------   --------------------

              Total liabilities and stockholder's equity                $         3,127,797              2,858,173
                                                                           ====================   ====================


See accompanying notes to financial statements.

                                          FINANCIAL GUARANTY INSURANCE COMPANY

                                                  Statements of Income

                                     Years ended December 31, 2002, 2001, and 2000

                                                 (Dollars in thousands)



                                                                 2002                  2001                   2000
                                                           -------------------   --------------------   --------------------

Revenues:
    Gross premiums written                              $      232,579               154,627                102,323
    Ceded premiums written                                     (26,602)              (18,765)               (18,182)
                                                           -------------------   --------------------   --------------------

              Net premiums written                            205,977                135,862                 84,141

Increase in net unearned premiums                             (71,080)               (33,380)                (4,058)
                                                           -------------------   --------------------   --------------------

              Net premiums earned                             134,897                102,482                 80,083

Net investment income                                         119,595                124,992                135,624
Net realized gains                                             68,546                 77,043                 21,929
Other income                                                    5,309                  1,896                     --
                                                          -------------------   --------------------   --------------------

              Total revenues                                  328,347                306,413                237,636
                                                           -------------------   --------------------   --------------------

Expenses:
    Loss and loss adjustment expenses                             501                  1,752                  3,550
    Underwriting expenses                                      34,092                 27,097                 24,074
    Policy acquisition costs deferred                         (14,911)               (11,742)                (8,096)
    Amortization of deferred policy
      acquisition costs                                        15,261                  8,472                 11,396
                                                           -------------------   --------------------   --------------------

              Total expenses                                   34,943                 25,579                 30,924
                                                           -------------------   --------------------   --------------------

              Income before provision for
                Federal income taxes                          293,404                280,834                206,712
                                                           -------------------   --------------------   --------------------

Federal income tax expense (benefit):
    Current                                                    87,203                 63,011                 34,687
    Deferred                                                  (11,385)                 2,555                  1,285
                                                           -------------------   --------------------   --------------------

              Total Federal income
                tax expense                                    75,818                 65,566                 35,972
                                                           -------------------   --------------------   --------------------

              Net income                                $     217,586                215,268                170,740
                                                           ===================   ====================   ====================


See accompanying notes to financial statements.

                                               FINANCIAL GUARANTY INSURANCE COMPANY

                                                Statements of Stockholder's Equity

                                          Years ended December 31, 2002, 2001, and 2000

                                                      (Dollars in thousands)



                                                                                                               Accumulated
                                                                                                                  other
                                                                                                              comprehensive
                                                                                            Additional        income (loss),
                                                                        Common stock     paid-in capital       net of tax
                                                                      -----------------  -----------------   ----------------

Balance at December 31, 1999                                        $          15,000            383,511             (46,687)
Net income                                                                         --                 --
Other comprehensive income:
    Change in fixed maturity securities available-for-sale, net
      of tax of $37,126                                                            --                 --              68,946
    Change in foreign currency translation adjustment, net of tax
      of $464                                                                      --                 --                 861


              Total comprehensive income                                           --                 --                  --


Dividend declared                                                                  --                 --                  --
                                                                      -----------------  -----------------   ----------------

Balance at December 31, 2000                                                   15,000            383,511              23,120
Net income                                                                         --                 --                  --
Other comprehensive income:
    Change in fixed maturity securities available-for-sale, net
      of tax benefit of $19,890                                                    --                 --             (36,940)
    Change in foreign currency translation adjustment, net of tax
      benefit of $599                                                              --                 --              (1,112)


              Total comprehensive income                                           --                 --                  --


Dividend declared                                                                  --                 --                  --
                                                                      -----------------  -----------------   ----------------

Balance at December 31, 2001                                                   15,000            383,511             (14,932)
Net income                                                                         --                 --                  --
Other comprehensive income:
    Change in fixed maturity securities available-for-sale, net
    of tax of $36,138                                                              --                 --              67,113
    Change in foreign currency translation adjustment, net of tax
    benefit of $1,445                                                              --                 --              (2,682)


              Total comprehensive income                                           --                 --                  --


Dividend declared                                                                  --                 --                  --
                                                                      -----------------  -----------------   ----------------

Balance at December 31, 2002                                        $          15,000            383,511              49,499
                                                                      =================  =================   ================





                                                                        Retained
                                                                        earnings            Total
                                                                      ---------------  -----------------

Balance at December 31, 1999                                              1,687,291          2,039,115
Net income                                                                  170,740            170,740
Other comprehensive income:
    Change in fixed maturity securities available-for-sale, net
      of tax of $37,126                                                          --             68,946
    Change in foreign currency translation adjustment, net of tax
      of $464                                                                    --                861
                                                                                       -----------------

              Total comprehensive income                                         --            240,547
                                                                                       -----------------

Dividend declared                                                          (250,000)          (250,000)
                                                                      ---------------  -----------------

Balance at December 31, 2000                                              1,608,031          2,029,662
Net income                                                                  215,268            215,268
Other comprehensive income:
    Change in fixed maturity securities available-for-sale, net
      of tax benefit of $19,890                                                  --            (36,940)
    Change in foreign currency translation adjustment, net of tax
      benefit of $599                                                            --             (1,112)
                                                                                       -----------------

              Total comprehensive income                                         --            177,216
                                                                                       -----------------

Dividend declared                                                          (200,000)          (200,000)
                                                                      ---------------  -----------------

Balance at December 31, 2001                                              1,623,299          2,006,878
Net income                                                                  217,586            217,586
Other comprehensive income:
    Change in fixed maturity securities available-for-sale, net
    of tax of $36,138                                                            --             67,113
    Change in foreign currency translation adjustment, net of tax
    benefit of $1,445                                                            --             (2,682)
                                                                                       -----------------

              Total comprehensive income                                         --            282,017
                                                                                       -----------------

Dividend declared                                                          (100,000)          (100,000)
                                                                      ---------------  -----------------

Balance at December 31, 2002                                              1,740,885          2,188,895
                                                                      ===============  =================


See accompanying notes to financial statements.

                                          FINANCIAL GUARANTY INSURANCE COMPANY

                                                Statements of Cash Flows

                                     Years ended December 31, 2002, 2001, and 2000

                                                 (Dollars in thousands)



                                                                 2002                  2001                   2000
                                                          -------------------   --------------------   --------------------

Operating activities:
    Net income                                         $           217,586               215,268                170,740
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Amortization of deferred policy acquisition
          costs                                                     15,261                 8,472                 11,396
        Policy acquisition costs deferred                          (14,911)              (11,742)                (8,096)
        Net realized gains on investments                          (68,546)              (77,043)               (21,929)
        Change in unearned premiums                                 70,741                31,406                  2,455
        Change in loss and loss adjustment expenses                   (987)                2,148                  1,506
        Depreciation of property and equipment                          53                   198                    341
        Change in reinsurance recoverable                            1,269                  (684)                  (838)
        Change in prepaid reinsurance premiums                         340                 1,973                  1,603
        Change in accrued investment income, and
          prepaid expenses and other assets                          2,769                 5,949                  5,755
        Change in ceded reinsurance balances
          payable, and accounts payable and accrued
          expenses                                                  (5,867)                4,014                 (2,624)
        Deferred Federal income tax liability                      (11,385)                2,555                  1,285
        Amortization of fixed maturity securities                   12,081                 5,320                  4,494
        Change in current Federal income taxes
          payable                                                    9,748                10,637                 14,911
                                                          -------------------   --------------------   --------------------

              Net cash provided by operating
                activities                                         228,152               198,471                180,999
                                                          -------------------   --------------------   --------------------

Investing activities:
    Sales and maturities of fixed maturity securities            2,155,864             2,106,761                988,931
    Purchases of fixed maturity securities                      (2,478,839)           (1,989,270)              (910,707)
    Purchases, sales, and maturities of short-term
      investments, net                                             212,127              (131,339)                (9,156)
    Receivable for securities sold                                    (991)                   --                     --
    Payable for securities purchased                                (9,334)               14,667                     --
                                                          -------------------   --------------------   --------------------

              Net cash (used in) provided by
                investing activities                              (121,173)                  819                 69,068
                                                          -------------------   --------------------   --------------------

Financing activities:
    Dividends paid                                                (100,000)             (200,000)              (250,000)
                                                          -------------------   --------------------   --------------------

              Net cash used in financing activities               (100,000)             (200,000)              (250,000)
                                                          -------------------   --------------------   --------------------

              Net (decrease) increase in cash                        6,979                  (710)                    67

Cash at beginning of year                                              281                   991                    924
                                                          -------------------   --------------------   --------------------

Cash at end of year                                    $             7,260                   281                    991
                                                          ===================   ====================   ====================


See accompanying notes to financial statements.

                     FINANCIAL GUARANTY INSURANCE COMPANY

                         Notes to Financial Statements

                          December 31, 2002 and 2001



(1)  Business

     Financial Guaranty Insurance Company (the Company) is a wholly owned insurance subsidiary of FGIC Corporation (the Parent). The Parent was owned approximately 99% by General Electric Capital Corporation (GE Capital) until late 2001 when it became a wholly owned subsidiary. The Company provides financial guarantee insurance on newly issued municipal bonds and municipal bonds trading in the secondary market, the latter including bonds held by unit investment trusts and mutual funds. The Company also insures structured debt issues outside the municipal market. Approximately 88% of the business written since inception by the Company has been municipal bond insurance.

     The Company insures only those securities that, in its judgment, are of investment grade quality. Municipal bond insurance written by the Company insures the full and timely payment of principal and interest when due on scheduled maturity, sinking fund, or other mandatory redemption and interest payment dates to the holders of municipal securities. The Company's insurance policies do not provide for accelerated payment of the principal of, or interest on, the bond insured in the case of a payment default. If the issuer of a Company-insured bond defaults on its obligation to pay debt service, the Company will make scheduled interest and principal payments as due and is subrogated to the rights of bondholders to the extent of payments made by it.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)  Significant Accounting Policies

     The accompanying financial statements have been prepared on the basis of GAAP which differ in certain respects from the accounting practices prescribed or permitted by regulatory authorities (see note 3). Significant accounting policies are as follows:

     (a)  Investments

          Securities held as available-for-sale are recorded at fair value and unrealized holding gains/losses are recorded as a separate component of accumulated other comprehensive income, net of applicable income taxes. Short-term investments are carried at cost, which approximates fair value.

          Bond discounts and premiums are amortized over the remaining terms of the securities. Realized gains or losses on the sale of investments are determined on the basis of specific identification.

          Securities which have been determined to be other-than-temporarily impaired are reduced to realizable value - establishing a new cost basis - with a charge to earnings at such date.



                                      6                            (Continued)

                     FINANCIAL GUARANTY INSURANCE COMPANY

                         Notes to Financial Statements

                          December 31, 2002 and 2001



     (b)  Premium Revenue Recognition

          Premiums for policies where premiums are collected in a single payment at policy inception are earned over the period at risk, based on the total exposure outstanding at any point in time. Ceded premiums are earned in the same manner. Financial guarantee insurance policies exposure generally declines according to predetermined schedules. For policies with premiums that are collected periodically, premiums are reflected in income pro rata over the period covered by the premium payment.

     (c)  Policy Acquisition Costs

          Policy acquisition costs include only those expenses that relate directly to premium production. Such costs include compensation of employees involved in underwriting, marketing and policy issuance functions, rating agency fees, state premium taxes, and certain other underwriting expenses, offset by ceding commission income on premiums ceded to reinsurers (see note 6). Net acquisition costs are deferred and amortized over the period in which the related premiums are earned. Anticipated loss and loss adjustment expenses and maintenance costs are considered in determining the recoverability of acquisition costs.

     (d)  Loss and Loss Adjustment Expenses

          Provision for loss and loss adjustment expenses includes principal and interest and other payments due under insured risks at the balance sheet date for which, in management's judgment, the likelihood of default is probable. Such reserves amounted to $47.9 million and $48.9 million at December 31, 2002 and 2001, respectively. As of December 31, 2002 and 2001, such reserves included $26.4 million and $36.2 million, respectively of reserves, established based upon an evaluation of the insured portfolio in light of current economic conditions and other relevant factors. As of December 31, 2002 and 2001, discounted case-basis loss and loss adjustment expenses reserves were $21.5 million and $12.7 million, respectively. Loss and loss adjustment expenses included amounts discounted at an approximate interest rate of 3.4% in 2002 and 5.7% in 2001. The amount of the discount at December 31, 2002 and 2001 was $4.0 million and $5.9 million, respectively. The discount rate used is based upon the risk free rate for the average maturity of the applicable bond sector. The reserve for loss and loss adjustment expenses is necessarily based upon estimates; however, in management's opinion, the reserves for loss and loss adjustment expenses is adequate. However, actual results will likely differ from those estimates.

     (e)  Income Taxes

          Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These temporary differences relate principally to unrealized gains (losses) on fixed maturity securities available-for-sale; premium revenue recognition; deferred acquisition costs; discount on loss and loss adjustment reserves and portfolio loss reserves; AMT credit carry forwards; profit commission; and the rate differential on tax and loss bonds. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.



                                      7                            (Continued)

                     FINANCIAL GUARANTY INSURANCE COMPANY

                         Notes to Financial Statements

                          December 31, 2002 and 2001



          Financial guarantee insurance companies are permitted to deduct from taxable income, subject to certain limitations, amounts added statutory contingency reserves (see note 3). The amounts deducted must be included in taxable income upon their release from the reserves. The amounts deducted are allowed as deductions from taxable income only to the extent that U.S. government non-interest bearing tax and loss bonds are purchased and held in an amount equal to the tax benefit attributable to such deductions.

     (f)  Property and Equipment

          Property and equipment consists of office furniture, fixtures, computer equipment and software, and leasehold improvements which are recorded at cost and are charged to income over their estimated service lives. Office furniture and fixtures are depreciated straight-line over five years. Leasehold improvements are amortized over their estimated service life or over the life of the lease, whichever is shorter. Computer equipment and software are depreciated over three years. Maintenance and repairs are charged to expense as incurred.

     (g)  Foreign Currency Translation

          The Company has established foreign branches in France and the United Kingdom and determined that the functional currencies of these branches are their local currencies. Accordingly, the assets and liabilities of these foreign branches are translated into U.S. dollars at the rates of exchange existing at December 31, 2002 and 2001 and revenues and expenses are translated at average monthly exchange rates. The cumulative translation loss gain (loss) at December 31, 2002 and 2001 was $(2,729,000) and $(47,000),
          respectively, net of tax, (expense) benefit of $1,470,000 and $25,000, respectively, and is reported as a separate component or accumulated other comprehensive income in the statement of stockholder's equity.

     (h)  New Accounting Pronouncements

          The Financial Accounting Standards Board (FASB) issued and then subsequently amended Statement of Financial Accounting Standards
          (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for Financial Guaranty Insurance Company on January 1, 2001. Upon adoption of SFAS No. 133, all derivative instruments (including certain derivative instruments embedded in other contracts) are to be recognized in the balance sheet at their fair values; changes in such fair values must be recognized immediately in earnings unless specific hedging criteria are met. Management determined that at January 1, 2001, there was no effect on the Company's financial statements related to the adoption of SFAS 133.

     (i)  Issued But Not Yet Implemented Accounting Pronouncements

          In January 2003, the FASB issued Financial Interpretation Number
          (FIN) 46, Consolidation of Variable Interest Entities, which the Company will adopt on July 1, 2003. FIN 46's consolidation criteria are based upon analysis of risks and rewards, not control, and represent a significant and complex modification of previous accounting principles. FIN 46 represents an accounting change not a change in the underlying economics associated with the transactions which may be affected by the Interpretation. FIN 46 clarifies the consolidation criteria for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from



                                      8                            (Continued)

                     FINANCIAL GUARANTY INSURANCE COMPANY

                         Notes to Financial Statements

                          December 31, 2002 and 2001



          other parties. FIN 46 requires variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. Variable interest entities that effectively disperse risks will not be consolidated. FIN 46 requires disclosures for entities that have either a primary or significant variable interest in a variable interest entity.

          As a part of its structured finance business, the Company insures debt obligations or certificates issued by special purposes entities. At December 31, 2002, the Company had $1.4 billion of gross principal outstanding related to insurance contracts issued to commercial paper conduits - variable interest entities under FIN 46
          - which the Company does not believe will require consolidation but which will require disclosure. With respect to the remainder of the structured finance transactions insured, the Company is continuing to evaluate the transactions, but does not currently believe any such transactions will require consolidation or disclosure under FIN 46.

(3)  Statutory Accounting Practices

     The financial statements are prepared on the basis of GAAP, which differs in certain respects from accounting practices prescribed or permitted by state insurance regulatory authorities. The National Association of Insurance Commissioners (NAIC) has approved the codification project (Codification) effective January 1, 2001 and the State of New York - the Company's state of domicile - has adopted certain but not all provisions of Codification.

     The Company has assessed the impact of Codification as adopted by its state of domicile (New York) on its statutory financial statements and it had no material effect on statutory capital and surplus. The following are the significant ways in which statutory basis accounting practices differ from GAAP:

     (a) premiums are earned directly in proportion to the scheduled principal and interest payments rather than in proportion to the total exposure outstanding at any point in time;

     (b) policy acquisition costs are charged to current operations as incurred rather than as related premiums are earned;

     (c) a contingency reserve is computed on the basis of statutory requirements for the security of all policyholders, regardless of whether loss contingencies actually exist, whereas under GAAP, a reserve is established based on an ultimate estimate of exposure;

     (d) certain assets designated as nonadmitted assets are charged directly against surplus but are reflected as assets under GAAP, if recoverable;

     (e) Beginning in 2002, deferred income tax assets and liabilities are recorded on the statutory statement of admitted assets, liabilities, and capital and surplus under the asset and liability method of accounting subject to certain admissibility limitations for deferred tax assets. Additionally, for statutory basis accounting, the change in deferred tax assets and liabilities is recorded as a charge to statutory surplus rather than as a component of net income as is the case for GAAP.



                                      9                            (Continued)

                     FINANCIAL GUARANTY INSURANCE COMPANY

                         Notes to Financial Statements

                          December 31, 2002 and 2001



     (f) purchases of tax and loss bonds are reflected as admitted assets, while under GAAP they are recorded as Federal income tax payments;

     (g) all fixed income investments are carried at amortized cost rather than at fair value for securities classified as available-for-sale under GAAP;

     (h) profit commissions are recognized as received while under GAAP management's best estimate of the Company's ultimate recoverable is accrued; and

     (i) case reserves are discounted at the average investment portfolio yield for statutory purposes and at the risk free rate under GAAP.

     The following is a reconciliation of net income and stockholder's equity presented on a GAAP basis to the corresponding amounts reported on a statutory basis for the periods indicated below (in thousands):


                                                                                             Years ended December 31,
                                                -------------------------------------------------------------------------------
                                                      2002                                    2001
                                                -------------------------------------   -------------------------------------
                                                                     Stockholder's                           Stockholder's
                                                   Net income            equity            Net income           equity
                                                ------------------  -----------------   -----------------  ------------------
     GAAP basis amount                        $           217,586          2,188,895             215,268           2,006,878
     Premium revenue recognition                            5,022           (206,395)             (6,443)           (211,417)
     Deferral of acquisition costs                            349            (71,351)             (3,270)            (71,700)
     Contingency reserve                                       --         (1,072,791)                 --            (937,680)
     Contingency reserve tax deduction
          (see note 2)                                         --            102,540                  --              95,008
     Nonadmitted assets                                        --            (28,621)                 --                (439)
     Case basis loss reserves                               1,009                414                (397)               (595)
     Portfolio loss reserves                               (7,700)            21,000                  --              28,700
     Deferral of income taxes                             (11,385)            92,372               2,555              75,220
     Unrealized (gains) losses on fixed
          maturity securities net of tax                       --            (52,228)                 --              14,885
     Recognition of profit commission                         595             (7,630)               (820)             (8,220)
     Unauthorized reinsurance                                  --                (17)                 --                 (16)
     Allocation of tax benefit due to
          Parent's net operating loss to
          the Company                                          --             11,385                  --              11,385
                                                ------------------  -----------------   -----------------  ------------------
                   Statutory basis amount     $           205,476            977,573             206,893           1,002,009
                                                ==================  =================   =================  ==================


                                              ---------------------------------------
                                                      2000
                                                -------------------------------------
                                                                     Stockholder's
                                                   Net income            equity
                                                -----------------   -----------------
     GAAP basis amount                                   170,740           2,029,662
     Premium revenue recognition                         (10,415)           (204,974)
     Deferral of acquisition costs                         3,300             (68,430)
     Contingency reserve                                      --            (823,570)
     Contingency reserve tax deduction
          (see note 2)                                        --              74,059
     Nonadmitted assets                                       --                (592)
     Case basis loss reserves                              1,023                (198)
     Portfolio loss reserves                               2,800              28,700
     Deferral of income taxes                              1,285              73,195
     Unrealized (gains) losses on fixed
          maturity securities net of tax                      --             (21,985)
     Recognition of profit commission                       (256)             (7,399)
     Unauthorized reinsurance                                 --                 (87)
     Allocation of tax benefit due to
          Parent's net operating loss to
          the Company                                        292              11,385
                                                -----------------   -----------------
                   Statutory basis amount                168,769           1,089,766
                                                =================   =================



(4)  Investments

     Investments in fixed maturity securities carried at fair value of $3.9 million and $3.5 million as of December 31, 2002 and 2001, respectively, were on deposit with various regulatory authorities as required by law.



                                      10                           (Continued)

                     FINANCIAL GUARANTY INSURANCE COMPANY

                         Notes to Financial Statements

                          December 31, 2002 and 2001


     The amortized cost and fair values of short-term investments and of investments in fixed maturity securities and preferred stock classified as available-for-sale are as follows (in thousands) as of December 31:

                                                                          Gross               Gross
                                                    Amortized           unrealized          unrealized
                                                      cost            holding gains        holding losses        Fair value
                                                 ----------------   ------------------   ------------------   -----------------
     December 31, 2002:
       Obligations of states and
         political subdivisions                 $     2,141,391                73,155               4,586           2,209,960
       Asset and mortgage backed                        525,607                10,900                  63             536,444
       U.S. Treasury securities and
         obligations of U.S. Government
         corporations and agencies                        3,365                   833                  --               4,198
       Debt securities issued by foreign
         governments                                     43,653                 1,127                  --              44,780
       Preferred stock                                   30,598                     7                 515              30,090
                                                 ------------------   ------------------   ----------------   -----------------
                  Investments
                    available-for-sale                2,744,614                86,022               5,164           2,825,472
     Short-term investments                              43,144                    --                  --              43,144
                                                 ------------------   ------------------   ----------------   -----------------
                    Total                       $     2,787,758                86,022               5,164           2,868,616
                                                 ==================   ==================   ================   =================


                                                                          Gross                Gross
                                                    Amortized           unrealized           unrealized
                                                      cost            holding gains        holding losses        Fair value
                                                 ----------------   ------------------   ------------------  ------------------
     December 31, 2001:
       Obligations of states and
         political subdivisions                 $     2,239,824                 8,880              31,675           2,217,029
       U.S. Treasury securities and
         obligations of U.S. Government
         corporations and agencies                        3,404                   373                  --               3,777
       Debt securities issued by foreign
         governments                                     49,702                   429                  --              50,131
       Preferred stock                                   30,598                    --                 710              29,888
       Other                                             46,389                    19                 323              46,085
                                                 ----------------   ------------------   ------------------   -----------------
                    Investments
                      available-for-sale              2,369,917                 9,701              32,708           2,346,910
     Short-term investments                             255,271                    --                  --             255,271
                                                 ----------------   ------------------   ------------------   -----------------
                      Total                     $     2,625,188                 9,701              32,708           2,602,181
                                                 ================   ==================   ==================   =================



                                                                        11                                            (Continued)

                     FINANCIAL GUARANTY INSURANCE COMPANY

                         Notes to Financial Statements

                          December 31, 2002 and 2001



     The amortized cost and fair values of short-term investments and of investments in fixed maturity securities - including preferred stock - available-for-sale at December 31, 2002, by contractual maturity date, are shown below (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                    Amortized cost       Fair value
                                                                  -----------------   -----------------
     Due in one year or less                                     $         44,076             44,088
     Due after one year through five years                                 93,255             96,646
     Due after five years through ten years                               613,559            631,417
     Due after ten years through twenty years                           1,507,033          1,557,104
     Due after twenty years                                               529,835            539,361
                                                                  -----------------   -----------------
                     Total                                       $     2,787,758           2,868,616
                                                                  =================   =================


     In 2002, 2001, and 2000, proceeds from sales and maturities of investments in fixed maturity securities available-for-sale carried at fair value were $2,155.9 million, $2,106.7 million, and $988.9 million, respectively. For 2002, 2001, and 2000, gross gains of $68.6 million, $78.4 million, and $22.7 million respectively, and gross losses of $0.1 million, $1.4 million, and $0.8 million, respectively, were realized on such sales.

     Net investment income of the Company is derived from the following sources (in thousands):

                                                                    Year ended December 31
                                                     -----------------------------------------------------
                                                           2002               2001               2000
                                                     ---------------     --------------     --------------
     Income from fixed maturity securities          $      113,108           120,162            120,926
     Income from short-term investments                      7,485             5,838             15,734
                                                     ---------------     -------------     ---------------
                 Total investment income                   120,593           126,000            136,660
     Investment expenses                                      (998)           (1,008)            (1,036)
                                                     ---------------     --------------     --------------
                 Net investment income              $      119,595           124,992            135,624
                                                     ===============     ==============     ==============



                                                  12                                            (Continued)

                     FINANCIAL GUARANTY INSURANCE COMPANY

                         Notes to Financial Statements

                          December 31, 2002 and 2001



     As of December 31, 2002, the Company did not have more than 3% of its investment portfolio concentrated in a single issuer or industry; however, the Company had the following exposures by state:

                                                 Fair value
                                             ------------------
               New York                     $        270,799
               Texas                                 269,916
               Illinois                              174,435
               Florida                               161,092
               Michigan                              149,925
               New Jersey                            129,745
               Colorado                               89,149
               Maryland                               77,292
               Pennsylvania                           66,854
               Massachusetts                          66,336
                                             ------------------
                                                   1,455,543
               All other                           1,413,073
                                             ------------------
                                            $      2,868,616
                                             ==================


(5)  Income Taxes

     The Company files its Federal tax return as part of the consolidated return of General Electric Capital Corporation (GE Capital). Under the tax sharing agreement with GE Capital, tax is allocated to the Company and the Parent based upon their respective contributions to consolidated net income. The Company also has a separate tax sharing agreement with its Parent.

     The Company's effective Federal corporate tax rate (25.8% in 2002, 23.3% in 2001, and 17.4% in 2000) is less than the corporate tax rate on ordinary income of 35% in 2002, 2001, and 2000, primarily due to tax-exempt interest on municipal investments.

     The following is a reconciliation of Federal income taxes computed at the statutory rate and the provision for Federal income taxes (in thousands):

                                                                                Year ended December 31
                                                      -------------------------------------------------------------------------
                                                                2002                    2001                      2000
                                                      ---------------------     ---------------------     ---------------------
     Income taxes computed on income before
       provision for Federal income taxes,
       at the statutory rate                         $            102,691                    98,292                   72,349
     Tax effect of:
       Tax-exempt interest                                        (26,788)                  (32,730)                 (32,428)
       Other, net                                                     (85)                        4                   (3,949)
                                                      ---------------------     ---------------------     ---------------------
                Provision for income taxes           $              75,818                   65,566                    35,972
                                                      =====================     =====================     =====================



                                                                    13                                               (Continued)

                     FINANCIAL GUARANTY INSURANCE COMPANY

                         Notes to Financial Statements

                          December 31, 2002 and 2001



     The tax effects of temporary differences that give rise to significant portions of the net deferred tax liability at December 31, 2002 and 2001 are presented below (in thousands):

                                                                                2002                     2001
                                                                         -------------------     -------------------
     Deferred tax assets:
       Unrealized losses on fixed maturity securities,
         available-for-sale                                             $                --                  8,015
       Loss and loss adjustment expense reserves                                      7,495                  9,976
       AMT credit carryforward                                                           --                  3,456
       Property and equipment                                                           656                    500
       Foreign currency                                                               1,470                     25
       Deferred compensation                                                            319                    298
       Other                                                                            934                     80
                                                                         -------------------     -------------------
                 Total gross deferred tax assets                                     10,874                 22,350
                                                                         -------------------     -------------------
     Deferred tax liabilities:
       Unrealized gains on fixed maturity securities,
         available-for-sale                                                          28,123                     --
       Deferred acquisition costs                                                    24,973                 25,095
       Premium revenue recognition                                                   45,640                 49,709
       Rate differential on tax and loss bonds                                           --                  9,454
       Profit commission                                                              2,671                  2,877
       Other                                                                             62                  2,503
                                                                         -------------------     -------------------
                 Total gross deferred tax liabilities                               101,469                 89,638
                                                                         -------------------     -------------------
                 Net deferred tax liability                             $            90,595                 67,288
                                                                         ===================     ===================


     Based upon the level of historical taxable income, projections of future taxable income over the periods in which the deferred tax assets are deductible and the estimated reversal of future taxable temporary differences, the Company believes it is more likely than not that it will realize the benefits of these deductible differences and has not established a valuation allowance at December 31, 2002 and 2001. The Company anticipates that the related deferred tax asset will be realized based on future profitable business.

     Total Federal income tax payments during 2002, 2001, and 2000 were $90.1 million, $38.3 million, and $22.6 million, respectively.

(6)  Reinsurance

     The Company reinsures portions of its risk with other insurance companies through quota share reinsurance treaties and, where warranted, on a facultative basis. This process serves to limit the Company's exposure on risks underwritten. In the event that any or all of the reinsuring companies were unable to meet their obligations, the Company would be liable for such defaulted amounts. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from



                                      14                         (Continued)

                     FINANCIAL GUARANTY INSURANCE COMPANY

                         Notes to Financial Statements

                          December 31, 2002 and 2001



     activities or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. The Company holds collateral under reinsurance agreements in the form of letters of credit and trust agreements in various amounts with various reinsurers totaling $66.4 million at December 31, 2002 that can be drawn on in the event of default.

     Net premiums earned are presented net of ceded earned premiums of $27.0 million, $20.6 million, and $19.8 million for the years ended December 31, 2002, 2001, and 2000, respectively. Loss and loss adjustment expenses incurred are presented net of ceded losses of $0.8 million, $0.7 million, and $1.9 million for the years ended December 31, 2002, 2001, and 2000, respectively. At December 31, 2002 and 2001, ceded case reserves were $3.0 million and $2.1 million, respectively. Ceded portfolio reserves were $5.4 million at December 31, 2002 and 2001.

     In accordance with an amendment to an existing reinsurance agreement, the Company received additional ceding commission income of $3.3 million in 2000 from the reinsurer. In addition, the Company bought back $2.6 million and $4.8 million of ceded premium in 2002 and 2001, respectively, from the reinsurers and subsequently ceded the risk to a different reinsurer.

(7)  Loss and Loss Adjustment Expenses

     Activity in the reserve for loss and loss adjustment expenses is summarized as follows (in thousands):

                                                                          Year ended December 31
                                                     ------------------------------------------------------------------------
                                                              2002                      2001                      2000
                                                     ---------------------     ---------------------     ---------------------
     Balance at January 1                           $             48,855                    46,707                    45,201
       Less reinsurance recoverable                               (9,640)                   (8,956)                   (8,118)
                                                     ---------------------     ---------------------     ---------------------
                   Net balance at January 1                       39,215                    37,751                    37,083
                                                     ---------------------     ---------------------     ---------------------
     Incurred related to:
       Current year                                                5,074                        --                       119
       Prior years                                                 3,127                     1,752                       631
       Portfolio reserves                                         (7,700)                       --                     2,800
                                                     ---------------------     ---------------------     ---------------------
                   Total incurred                                    501                     1,752                     3,550
                                                     ---------------------     ---------------------     ---------------------
     Paid related to:
       Current year                                                   --                        --                        (6)
       Prior years                                                  (219)                     (288)                   (2,876)
                                                     ---------------------     ---------------------     ---------------------
                   Total paid                                       (219)                     (288)                   (2,882)
                                                     ---------------------     ---------------------     ---------------------
     Net balance at December 31                                    39,497                    39,215                    37,751
       Plus reinsurance recoverable                                 8,371                     9,640                     8,956
                                                     ---------------------     ---------------------     ---------------------
     Balance at December 31                         $              47,868                    48,855                    46,707
                                                     =====================     =====================     =====================



                                                                   15                                               (Continued)

                     FINANCIAL GUARANTY INSURANCE COMPANY

                         Notes to Financial Statements

                          December 31, 2002 and 2001



     During 2002, the decrease in the incurred portfolio reserve and the increase in the case reserves principally related to the establishment of case reserves on several structured finance transactions of one particular issuer. Certain transactions related to the issuer were identified as potential problem credits in 2000 and 2001 and case reserves were established during those years. In 2000 the Company also increased its portfolio reserves related to such transactions. In 2002, there was further adverse development on such transactions and a determination was made by management that several other transactions related to that issuer also required case reserves.

(8)  Related Party Transactions

     The Company has various agreements with subsidiaries of General Electric Company (GE) and GE Capital. These business transactions include appraisal fees and due diligence costs associated with underwriting structured finance mortgage-backed security business; certain payroll and office expenses incurred but processed by a GE subsidiary; investment fees pertaining to the management of the Company's investment portfolio; and telecommunication service charges. Approximately $2.2 million, $1.2 million, and $1.3 million in expenses were incurred in 2002, 2001, and 2000, respectively, related to such transactions.

     The Company also insured certain nonmunicipal issues with GE Capital involvement as sponsor of the insured securitization and/or servicer of the underlying assets. For some of these issues, GE Capital also provides first loss protection in the event of default. Gross premiums written on these issues amounted to $.05 million in 2002, $0.1 million in 2001, and $0.3 million in 2000. As of December 31, 2002, par outstanding on these deals before reinsurance was $80.9 million.

     The Company insures bond issues and securities in trusts that were sponsored by affiliates of GE (approximately 1% of gross premiums written) in 2002, 2001, and 2000.

(9)  Compensation Plans

     Officers and other key employees of the Company participate in the Parent's incentive compensation, deferred compensation, and profit sharing plans. Expenses incurred by the Company under compensation plans and bonuses amounted to $3.8 million, $2.7 million, and $2.5 million in 2002, 2001, and 2000, respectively.

(10) Dividends

     Under New York insurance law, the Company may pay a dividend only from earned surplus subject to the following limitations: (a) statutory surplus after such dividend may not be less than the minimum required paid-in capital, which was $72.5 million in 2002 and 2001, and (b) dividends may not exceed the lesser of 10% of its surplus or 100% of adjusted net investment income, as defined by New York insurance law, for the twelve-month period ending on the preceding December 31, without the prior approval of the Superintendent of the New York State Insurance Department. At December 31, 2002, $97.8 million in dividends were available for payment in 2003 without prior approval of the New York State Insurance Department.

     During 2002 and 2001, the Company declared dividends of $100.0 million and $200.0 million, respectively. The $200.0 million in dividends declared in 2001 were approved by the New York State Insurance Department as an extraordinary dividend.



                                      16                          (Continued)

                     FINANCIAL GUARANTY INSURANCE COMPANY

                         Notes to Financial Statements

                          December 31, 2002 and 2001



(11) Financial Instruments

     (a)  Fair Value of Financial Instruments

          The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

          Fixed Maturity Securities and Preferred Stock: Fair values for fixed maturity securities and preferred stock are based on quoted market prices, if available. If a quoted market price is not available, fair values are estimated using quoted market prices for similar securities. Fair value disclosure for fixed maturity securities and preferred stock are included in the balance sheets and in note 4.

          Short-Term Investments: Short-term investments are carried at cost, which approximates fair value.

          Cash, Accrued Investment Income, Prepaid Expenses and Other Assets, Ceded Reinsurance Balances Payable, Accounts Payable and Accrued Expense, and Payable for Securities Purchased: The carrying amounts of these items approximate their fair values.

          The estimated fair values of the Company's financial instruments at December 31, 2002 and 2001 are as follows (in thousands):

                                                                   2002                                    2001
                                                 --------------------------------------   --------------------------------------
                                                     Carrying                                 Carrying
                                                      amount             Fair value            amount             Fair value
                                                 -----------------   ------------------   -----------------    -----------------
          Financial assets:
            Cash:
              On hand and in demand
                accounts                        $          7,260                7,260                   281                 281
              Short-term investments                      43,144                43,144              255,271             255,271
              Fixed maturity securities                2,795,382             2,795,382            2,317,022           2,317,022
              Preferred stock                             30,090                30,090               29,888              29,888


          Financial Guarantees: The carrying value of the Company's financial guarantees is represented by the unearned premium reserve, net of deferred acquisition costs, and loss and loss adjustment expense reserves. Estimated fair values of these guarantees are based on amounts currently charged to enter into similar agreements (net of applicable ceding commission), discounted cash flows (5% discount rate at December 31, 2002 and 2001) considering contractual revenues to be received adjusted for expected prepayments, the present value of future obligations and estimated losses, and current interest rates. The estimated fair values of such financial guarantees range between $603.2 million and $664.0 million compared to a carrying value of $521.5 million as of December 31, 2002 and between $449.6 million and $494.7 million compared to a carrying value of $450.0 million as of December 31, 2001.

          As of December 31, 2002 and 2001, the net present value of future installment premiums was $100.2 million and $105.7 million, respectively, discounted at 5% at December 31, 2002 and 2001.



                                      17                          (Continued)

                     FINANCIAL GUARANTY INSURANCE COMPANY

                         Notes to Financial Statements

                          December 31, 2002 and 2001



     (b)  Concentrations of Credit Risk

          The Company considers its role in providing insurance to be credit enhancement rather than credit substitution. The Company insures only those securities that, in its judgment, are of investment grade quality. The Company has established and maintains its own underwriting standards that are based on those aspects of credit that the Company deems important for the particular category of obligations considered for insurance. Credit criteria include economic and social trends, debt management, financial management and legal and administrative factors, the adequacy of anticipated cash flows, including the historical and expected performance of assets pledged for payment of securities under varying economic scenarios and underlying levels of protection such as insurance or over collateralization.

          In connection with underwriting new issues, the Company sometimes requires, as a condition to insuring an issue, that collateral be pledged or, in some instances, that a third-party guarantee be provided for a term of the obligation insured by a party of acceptable credit quality obligated to make payment prior to any payment by the Company. The types and extent of collateral pledged varies, but may include residential and commercial mortgages, corporate debt, government debt, and consumer receivables.

          As of December 31, 2002, the Company's total insured principal exposure to credit loss in the event of default by bond issues was $188.0 billion, net of reinsurance of $37.4 billion. The Company's insured portfolio as of December 31, 2002 was broadly diversified by geography and bond market sector with no single debt issuer representing more than 1% of the Company's principal exposure outstanding, net of reinsurance.

          As of December 31, 2002, the composition of principal exposure by type of issue, net of reinsurance, was as follows (in millions):

                                                            Net principal
                                                             outstanding
                                                         --------------------
                        Municipal:
                          General obligation            $            91,808
                          Special revenue                            78,915
                          Industrial revenue                            341
                        Nonmunicipal                                 16,893
                                                         --------------------
                                      Total             $           187,957
                                                         ====================



                                      18                          (Continued)

                     FINANCIAL GUARANTY INSURANCE COMPANY

                         Notes to Financial Statements

                          December 31, 2002 and 2001



          As of December 31, 2002, the composition of principal exposure ceded to reinsurers was as follows (in millions):

                                                                 Ceded
                                                               principal
                                                              outstanding
                                                           ------------------
                    Reinsurer:
                      Ace Guarantee Re, Inc.              $          11,646
                      Radian Reinsurance Company                      7,809
                      Axa Re Finance                                  5,220
                      American Re-Insurance Company                   4,926
                      Other                                           7,872
                                                           ------------------
                                    Total                 $          37,473
                                                           ==================


          The Company did not have recoverables in excess of 3% of equity from any single reinsurer.

          The Company's gross and net exposure outstanding, which includes principal and interest, was $384.6 billion and $317.0 billion, respectively, as of December 31, 2002.

          The Company is authorized to do business in 50 states, the District of Columbia, and in the United Kingdom and France. Principal exposure outstanding at December 31, 2002 by state, net of reinsurance, was as follows (in millions):

                                                         Net principal
                                                          outstanding
                                                     -----------------------
                    California                      $              20,809
                    New York                                       17,242
                    Pennsylvania                                   15,426
                    Florida                                        15,039
                    Illinois                                       13,322
                    Texas                                           9,896
                    Michigan                                        7,522
                    New Jersey                                      7,493
                    Massachusetts                                   5,528
                    Washington                                      5,050
                                                     -----------------------
                       Sub-total                                  117,327
Other states                                                       70,472
International                                                         158
                                                     -----------------------
                       Total                        $             187,957
                                                     =======================



                                      19                          (Continued)

                     FINANCIAL GUARANTY INSURANCE COMPANY

                         Notes to Financial Statements

                          December 31, 2002 and 2001



(12) Commitments

     Total rent expense was $4.3 million, $2.2 million, and $2.4 million in 2002, 2001, and 2000, respectively. The minimum future rental payments under noncancelable operating leases, net of subleases, having remaining terms in excess of one year approximate (in thousands):

                                                                   Amount
                                                            ------------------
          Year:
              2003                                        $           2,770
              2004                                                    2,770
              2005                                                    2,770
              2006                                                    2,770
                                                           -------------------
                  Total minimum future rental payments    $          11,080
                                                           ==================


(13) Comprehensive Income

     Comprehensive income requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and
     (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Accumulated other comprehensive income (loss) of the Company consists of net unrealized gains on investment securities and foreign currency translation adjustments.

     The following are the reclassification adjustments for the years ended December 31, 2002, 2001, and 2000 (in thousands):

                                                                                        2002
                                                           ---------------------------------------------------------------
                                                               Before                                         Net of
                                                             tax amount                  Tax                tax amount
                                                           -------------------   -----------------    --------------------
     Unrealized holding gains arising during
       the period                                        $       171,797                (60,129)              111,668
         Less reclassification adjustment for
           gains realized in net income                          (68,546)                23,991              (44,555)
                                                           -------------------   -----------------    --------------------
               Unrealized losses on
                 investments                             $       103,251                (36,138)               67,113
                                                           ===================   ==================   ====================




                                                                20                                                (Continued)


                                                                                        2001
                                                           ---------------------------------------------------------------
                                                               Before                                         Net of
                                                             tax amount                  Tax                tax amount
                                                           -------------------   -----------------    --------------------

    Unrealized holding gains arising during
       the period                                         $       20,213                  (7,075)              13,138
         Less reclassification adjustment for
            gains realized in net income                         (77,043)                 26,965              (50,078)
                                                           -------------------   -----------------    --------------------
               Unrealized losses on
                 investments                              $      (56,830)                 19,890              (36,940)
                                                           ===================   ==================   ====================


                                                                                        2000
                                                           ---------------------------------------------------------------
                                                               Before                                         Net of
                                                             tax amount                  Tax                tax amount
                                                           -------------------   -----------------    --------------------
     Unrealized holding gains arising during
       the period                                         $      128,001                 (44,801)              83,200
         Less reclassification adjustment for
            gains realized in net income                         (21,929)                  7,675              (14,254)
                                                           -------------------   -----------------    --------------------
                Unrealized losses on
                             investments                  $      106,072                  (37,126)             68,946
                                                           ===================   ==================   ====================